UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 25, 2020

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Washington Street, Brooklyn NY	11201
(Address of principal executive offices)	(Zip Code)

(212) 226-4265
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In 2017, the Company and Continental Mineral Claims, Inc. (“CMC”) entered into an Exploration Agreement with Option to Purchase (“Agreement”). The Company granted to CMC the exclusive right to enter upon and conduct mineral exploration activities (the “Exploration License”) for Metallic Minerals on the Company’s Dragon Mine minesite in Utah (the “Mining Claims”) and an option to purchase (“Option”) the Metallic Minerals. The Option would expire in 2027. Metallic Minerals are defined to include minerals with a high specific gravity and metallic luster, such as gold, silver, lead, copper, zinc, molybdenum, titanium, tungsten, uranium, tin, iron, etc., but exclude any such Metallic Minerals that are intermingled within any economically-recoverable, non-metallic mineral deposits located at or above an elevation of 5,590 feet above sea level. Non-metallic minerals include clay and iron oxide, the minerals mined by the Company.  The Company believes that all economic recoverable non-metallic mineral deposits for the Company are well above 5,590 feet above sea level. The Exploration License was for a period of ten years.

To obtain and maintain the Exploration License and the Option CMC paid the Company $350,000 upon the execution of the Agreement and paid it $150,000 on the first anniversary of the Exploration License in December 2018 and $250,000 in each of 2019 and 2020. In order to maintain the Exploration License and the Option after 2020, CMC would be required to pay $250,000 to the Company each year.

Pursuant to an amendment to the Agreement in November 2019, the exercise price of the Option was changed to $4 million.

On March 25, 2020, the Company and Tintic Copper and Gold, Inc. (CMC’s successor) (“Tintic”) agreed to lower the exercise price of the Option to $1,050,000 and Tintic immediately exercised the Option. The Company also provided Tintic with a Right of First Offer.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	March 30, 2020	/s/ Christopher T. Carney
By: Christopher T. Carney
Chief Financial Officer